                                                                    EXHIBIT 99.1


                              PHOTON DYNAMICS, INC.
                              AMENDED AND RESTATED
                             1995 STOCK OPTION PLAN


1.  ESTABLISHMENT, PURPOSE, AND DEFINITIONS

      (a) There is hereby adopted the 1995 Stock Option Plan (the "Plan") of Photon Dynamics, Inc. (the "Company").

      (b) The purpose of the plan is to provide a means whereby eligible individuals (as defined in Section 4, below) can acquire Common Stock of the Company (the "Stock"). The Plan provides employees (including officers and directors who are employees) of the Company and its Affiliates an opportunity to purchase shares of Stock pursuant to options which may qualify as incentive stock options (referred to as "incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and employees, officers, directors, independent contractors, and consultants of the Company and of its Affiliates an opportunity to purchase shares of Stock pursuant to options which are not described in Sections 422 or 423 of the Code (referred to as "nonqualified stock options"). The Plan also permits the Company to grant employees (other than officers and directors), independent contractors, and consultants of the Company and its Affiliates stock bonus awards pursuant to Section 8 below.

      (c) The term "Affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parent or subsidiaries which become such after adoption of the Plan.

2.  ADMINISTRATION OF THE PLAN

      (a) The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to Section 2(e) below, the Board may delegate the responsibility for administering the Plan to a committee, under such terms and conditions as the Board shall determine (the "Committee"). The Committee shall consist of two or more members of the Board or such lesser number of members of the Board as permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). Except as permitted by Rule 16b-3, none of the members of the Committee shall receive, while serving on the Committee, or during the one-year period preceding appointment to the Committee, a grant or award of equity securities under (i) the Plan or (ii) any other plan of the Company or its affiliates under which the participants are entitled to acquire Stock (including restricted Stock), stock options, stock bonuses, related rights or stock appreciation rights of the Company or any of its affiliates, other than pursuant to the grant of automatic options provided in Section 7 below and pursuant to transactions in any such other plan which do not disqualify a director from being a disinterested person under rule 16b-3. The limitations set forth in this Section 2(a) shall automatically incorporate any additional requirements that may in the future be necessary for the Plan to comply with




                                       1.

      Rule 16b-3. Members for the committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee, shall be the valid acts of the Committee. If the Board does not delegate administration of the Plan to the Committee, then each reference in this Plan to "the Committee" shall be construed to refer to the Board.

      (b)   Except for options granted to Non-Employee Directors pursuant to
      Section 7, the Committee shall determine which eligible individuals (as defined in Section 4, below) shall be granted options or stock bonus awards under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options or stock bonus awards.

      (c)   Except for options granted to Non-Employee Directors pursuant to
      Section 7, the Committee may amend the terms of any outstanding option or stock bonus award granted under this Plan, but any amendment which would adversely affect the recipient's rights under an outstanding option or stock bonus award shall not be made without the recipient's written consent. The Committee may, with the recipient's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option. Notwithstanding the foregoing, the Committee may (i) reduce the exercise price of outstanding options, (ii) cancel outstanding options and replace them with options with a lower exercise price or (iii) accept outstanding stock options in exchange for new options with a lower exercise price only with the prior approval of the Company's stockholders.

      (d) The Committee shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options, Stock or stock bonus awards granted under the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all participants. Notwithstanding the foregoing, the Committee shall not exercise any discretionary functions with respect to options granted to Non-Employee Directors pursuant to
      Section 7.

      (e) Notwithstanding the foregoing provisions of this Section 2, grants of options to any "Covered Employee," as such term is defined by Section 162(m) of the Code shall be made only by a subcommittee of the Committee which, in addition to meeting other applicable requirements of this
      Section 2, is composed solely of two or more "outside directors," within the meaning of section 162(m) of the Code and the regulations thereunder (the



                                       2.

      "Subcommittee") to the extent necessary to qualify such grants as "performance-based compensation" under Section 162(m). In case of such grants to Covered Employees, references to the "Committee" shall be deemed to be references to the Subcommittee as specified above.

3.  STOCK SUBJECT TO THE PLAN

      (a) The aggregate number of shares of Common Stock of the Company available for grant of options and stock bonus awards under the Plan initially shall be [810,943] shares. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan.

      (b) If there is any change in the Stock subject to any option or stock bonus award granted under the Plan, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of two percent), or other change in the capital structure of the Company, appropriate adjustments shall be made by the Committee in order to preserve but not to increase the benefits to the individual, including adjustments to the number and kind of shares and the price per share subject to outstanding options and stock bonus awards.

4.  ELIGIBLE INDIVIDUALS

      The persons eligible to participate in the Plan (other than pursuant to section 7) are such employees, officers, independent contractors, and consultants of the Company or an Affiliate as the Committee, in its discretion, shall designate from time to time. Notwithstanding the foregoing, (i) only employees of the Company or an Affiliate (including officers and directors who are bona fide employees) shall be eligible to receive incentive stock options and (ii) only employees who are not also officers or directors, independent contractors and consultants of the Company or an Affiliate shall be eligible to receive stock bonus awards pursuant to Section 8. Except for grants pursuant to Section 7, Eligible Individuals shall not include Non-Employee Directors.

5.  THE OPTION PRICE

      Except as provided in Section 7, the exercise price of each stock option shall not be less than per share fair market value of the Stock subject to such option on the date the option granted. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person possessing more than ten percent of the combined voting power of the Company or an Affiliate, the exercise price shall be not less than the 110 percent of the fair market value of the Stock on the date the option is granted. The exercise price of an option shall be subject to adjustment to the extent provided in Section 3(b), above.

6.  TERMS AND CONDITIONS OF OPTIONS



                                       3.

      (a) Each option granted pursuant to the Plan will be evidenced by a written Stock Option Agreement executed by the Company and the person to whom such option is granted.

      (b) The Committee shall determine the term of each option granted under the Plan; PROVIDED, HOWEVER, that (i) the term of each option shall not be more than 10 years, (ii) in combined voting power of the Company or an Affiliate, the term of each incentive stock option shall be no more than five years, and (iii) the term of an option granted pursuant to Section 7 shall be as provided in Section 7.

      (c) In the case of incentive stock options, the aggregate fair market value (determined as of the time such option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee in any clear calendar year (under this Plan and any other plans of the Company or its Affiliates) shall not exceed $100,000. If the aggregate fair market value of the stock with respect to which incentive stock options are exercisable by an optionee for the first time during any calendar year exceeds $100,000 such options shall be treated as nonqualified options to the extent required by Section 422 of the Code. The rule set forth in the proceeding sentence shall be applied by taking options into account in order in which they were granted.

      (d) Except for grants to Non-Employee Directors pursuant to Section 7, which shall be granted on the form of Stock Option Agreement attached hereto as Exhibit A, the Stock Option Agreement may contain such other terms, provisions, and conditions as may be determined by the Committee not inconsistent with this Plan. If an option, or any part thereof is intended to qualify as an incentive stock option, the Stock Option Agreement shall contain those terms and conditions which are necessary to so qualify it.

      (e) The maximum number of Shares with respect to which options may be granted to any individual per calendar year under the Plan shall be 250,000 shares, subject to adjustment pursuant to Section 3(b). To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an employee, if any option is canceled, the canceled option shall continue to count against the maximum number of shares for which options may be granted to the employee under the Section 6(e). For this purpose, the pricing of an option shall be treated as a cancellation of the existing option and grant of a new option.

7.  STOCK OPTIONS FOR NON-EMPLOYEE DIRECTORS

      (a) All grants of options pursuant to this Section 7 shall be automatic and nondiscretionary and shall be made strictly in accordance with the provisions of this Section 7. No person shall have any discretion to select which Non-employee Directors shall be granted options or to determine the number of




                                       4.

      shares of Stock to be covered by options granted to Non-Employee Directors, the timing of such option grants or the exercise price thereof.

      (b) An option to purchase 20,000 shares of Stock shall be granted ("Initial Grant") to each director who is not an officer of the Company or an affiliate of a five percent (5%) or greater shareholder
      (or shareholders) of the Company ("Non-Employee Director"), such Initial Grant to be made to Non-Employee Directors elected or appointed to the Board upon the date each such Non-Employee Director first becomes a Non-Employee Director following the approval date of the Plan by the shareholders. In addition, immediately following each annual meeting of the Company's stockholders, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted an option to purchase 2,500 shares of Stock (`Subsequent Grant"); provided that no Subsequent Grant shall be made to any Non-Employee Director who has not served as a director of the Company, as of the time of such annual meeting, for at least one (1) year. Each such Subsequent Grant shall be made on the date of the annual stockholders' meeting in question. If any option ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. All options granted to Non-Employee Directors shall be nonqualified stock options.

      (c) The exercise price per share of Stock covered by each option shall be the per-share market value of the Stock on the date the option is granted. The exercise price of an option granted under the Plan shall be subject to adjustment to the extent provided in Section 3(b) hereof. The term of each option be for ten years.

      (d) Each Initial Grant shall vested and exercisable as to 20,000 of the shares covered thereby on the date of the grant. Each Subsequent Grant shall become vested as to 8.33% of the shares covered thereby each month following the date of the grant, so that each Subsequent Grant will fully exercisable one (1) year after its grant date.

8.  TERMS OF STOCK BONUS AWARDS

      (a) Each stock bonus award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus award agreements may change from time to time, and the terms and conditions of separate stock bonus award agreements need not be identical, but each stock bonus award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i) A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.



                                       5.

            (ii) Shares of Stock granted under the stock bonus award agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

            (iii) In the event a stock bonus award recipient's service with the Company and all of its Affiliates terminates, the Company may reacquire any or all of the shares of Stock held by the recipient that have not vested as of the date of termination under the terms of the applicable stock bonus award agreement.

            (iv) Rights to acquire shares of Stock under a stock bonus award agreement shall be transferable by the recipient only upon such terms and conditions as are set forth in the stock bonus award agreement, as the Board shall determine in its discretion, so long as Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus award agreement.

9.  USE OF PROCEEDS

      Cash proceeds realized from the sale of Stock under the Plan or pursuant to options granted under the Plan shall constitute general funds of the Company.

10. AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

      (a) The Board may at any time amend, suspend, or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of the state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by the shareholders, and provided further that, except as provided in Section 3(b), above, the Board shall in no event amend the Plan in the following respects without the consent of stockholders then sufficient to approve the Plan in the first instance:

            (i) To increase the maximum number of shares subject to stock options and stock bonus awards issued under the Plan; or

            (ii) To change the designation or class of persons eligible to receive incentive stock options under the Plan.

      (b) No option or stock bonus award may be granted nor any Stock issued under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension, or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any options or stock bonus awards previously granted under the Plan. The Plan shall terminate on the tenth anniversary of the date of adoption of the Plan, unless previously terminated by the Board pursuant to this Section 10.



                                       6.

      (c) Notwithstanding the provisions of Section 10(a) and 10(b), above, the provisions set forth in Section 7 of the Plan (and any other sections of the Plan that affect the formula award terms of option grants to Non-Employee Directors required to be specified in the Plan by Rule 16b-3) shall not be amended periodically and in no event more than once every six months, other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended, or any applicable rules and regulations thereunder.

11. ASSIGNABILITY OF OPTIONS

      To the extent required by Rule 16b-3, no option granted pursuant to this Plan shall be transferable by the holder except by the operation of law or by will or the laws of descent and distribution; provided, that, if Rule 16b-3 is amended after the date of the Board's adoption of the Plan to permit broader transferability of options under the Rule, options granted under Section 7 to Non-Employee Directors shall be transferable to the extent provided in the option agreement covering the option, and the Committee shall have discretion to amend any such outstanding option to provide for broader transferability of the option as the Committee may authorized within the limitations of Rule 16b-3. Notwithstanding the foregoing, if required by the Code, each incentive stock option under the Plan shall be transferable by the optionee only will or the laws of descent and distribution, and, during the optionee's lifetime, shall be exercisable only by the optionee. In the event of any Rule 16b-3 permitted transfer of an option hereunder, the transferee shall be entitled to exercise the option in the same manner and only to the same extent as the optionee (or his personal representative or the person who would have acquired the right to exercise the option by bequest or intestate succession) would have been entitled to exercise the option Sections 6, 7 and 12 had the option not been transferred.

12. PAYMENT UPON EXERCISE OF OPTIONS

      (a) Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash, by optionee's personal check, certified check, bank draft, or postal or express money order payable to the order of the Company in lawful money of the United States (collectively, "Cash Consideration"); provided, however, that, except for options granted under Section 7, the Committee, in its sole discretion, may permit an optionee to pay the exercise price in whole or in part (i) with shares of Stock owned by the optionee or with shares of Stock withheld from the shares otherwise deliverable to the optionee upon exercise of the option; (ii) by delivery on a form prescribed by the Committee of an irrevocable direction to a securities broker approved by the Company in payment for the Stock; (iii) by delivery of the optionee's promissory note with such recourse, interest, security, and redemption provisions as the Committee in its discretion determines appropriate; or
      (iv) in any combination of the foregoing. The exercise price of any options granted under Section 7 shall be paid in Cash Consideration, the consideration specified in clauses (i) or (ii) of the preceding sentence, or in any combination thereof. Any Stock used to exercise options shall be valued at its fair market




                                       7.

      valued at its fair market value on the date of the exercise of the option. In addition, the Committee, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised option (excluding options granted under Section 7, above) and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Committee's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof.

      (b) In the event that the exercise price of an option is satisfied by shares withheld from the shares of Stock otherwise deliverable to the optionee, the Committee may issue the optionee an additional option, with terms identical to the option agreement under which the option was exercised, entitling the optionee to purchased additional shares of Stock equal to the number shares so withheld but at an exercise price equal to the fair market value of the Stock on the grant date of the new option; provided, however, that no such additional options may be granted with respect to options granted pursuant to Section 7, above. Any additional option shall be subject to the provisions of Section 6(e), above.

13. WITHHOLDING TAXES

      (a) No Stock shall be delivered under the Plan to any participant until the participant has made arrangements acceptable to the Committee (or in case of exercise of options granted to Named Executives, the Subcommittee) for the satisfaction of federal, state, and local income and social security tax withholding obligations, including, without limitation, obligations incident to the receipt of Stock under the Plan or to the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law. Upon exercise of a stock option or grant or vesting (as appropriate) of a stock bonus award, the Company shall withhold from the recipient an amount sufficient to satisfy federal, state and local income and social security tax withholding obligations.

      (b) In the case of an option, in the event that such tax withholding is satisfied by the Company or the optionee's employer withholding shares of Stock otherwise deliverable to the optionee, the Committee may issue the optionee an additional option, with terms identical to the option agreement under which the option was exercised, entitling the optionee to purchase additional shares of Stock equal to the number of shares so withheld but at an exercise price equal to the fair market value of the Stock on the grant with respect to options granted pursuant to Section 7, above. Any additional option shall be subject to the provisions of Section 6(e), above.

14. CHANGE IN CONTROL

      (a) For purpose of this Section 14, a "Change in Control" shall be deemed to occur upon:



                                       8.

            (i) The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding Stock;

            (ii) A change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members cease, by reason of one or more contested elections for the Board membership or by one or more actions by written consent of stockholders, to be comprised of individuals who either (A) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who are still in office at the time such election or nomination was approved by the Board;

            (iii) Approved by the Company's stockholders of a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principle purpose of which is to change the state in which the Company is incorporated;

            (iv) Approval by the Company's stockholders of (A) the sale, transfer or other disposition of all or substantially all the assets of the Company (including the capital stock of the Company's subsidiary corporations) or (B) the complete liquidation or dissolution of the Company; or

            (v) Approval by the Company's stockholders of any reverse merger in which the Company survives as an entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

      (b)   Except for options granted to Non-Employee Directors under
      Section 7, the Committee may provide in any stock option agreement or stock bonus award agreement (or in an amendment thereto) that, in the event of any Change in Control, any outstanding options or stock bonus awards covered by such an agreement shall be fully vested, nonforfeitable and become exercisable (if applicable), as of the date of the Change in Control.

      (c) If the Committee determines in incorporate a Change in Control provision in any option agreement or stock bonus award agreement hereunder, the agreement shall provide that, (i) in the event of a Change in Control described in clauses (i), (ii) and (v) of paragraph (a) above, the option or stock bonus award shall remain exercisable (if applicable) for the remaining term of the



                                       9.

      option or stock bonus award and (ii) in the event of a Change in Control described in clauses (iii) or (iv) of paragraph (a) above, the option or stock bonus award shall terminate as of the effective date of the merger, disposition of assets, liquidation or dissolution described therein.

      (d)   As to any options granted under Section 7 to Non-Employee Directors,
      (i) in the event of a Change in Control described in clauses (i), (ii) or
      (v) of paragraph (a) above, any such outstanding options under the plan shall become fully vested and remain exercisable for the remaining term of such options and (ii) in the event of a Change in Control described in clauses (iii) or (iv) of paragraph (a) above, outstanding options under the Plan shall terminate as of the effective date of the merger, disposition of assets, liquidation or dissolution described therein.

      (e) Notwithstanding the foregoing provisions of this Section 14, an outstanding option or stock bonus award may not be accelerated under this
      Section 14 if and to the extent (i) such option or stock bonus award is, in connection with the transaction giving rise to a Change of Control, either to be assumed by the successor or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, or (ii) such option or stock bonus award is to be replaced with a cash incentive program for the successor corporation that preserves the option spread or value of the stock bonus award existing at the time of the corporate transaction giving rise to the Change of Control and provides for subsequent payment in accordance with the same vesting schedule applicable to such option or stock bonus award.

14. STOCKHOLDER APPROVAL

      The Plan and any options granted pursuant to Section 7 and options granted to Covered Employees hereunder shall become effective only upon approval by the holders of a majority of the Company's shares voting (in person or by proxy) at a stockholders' meeting held within 12 months of the Board's adoption of the Plan. The Committee may grant stock options under the Plan prior to the stockholder's meeting, but until stockholder approval of the Plan is obtained within the period provided above, all options described in this Section 14 previously granted above, shall terminate.

15. RULE 16B-3 COMPLIANCE

      Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein in order to qualify the grants under
      Section 7 thereof as grants under a nondiscretionary formula under Rule 16b-3 such provision (other than one relating to eligibility requirements, or the price and amount of awards)

      shall be deemed automatically to be incorporated by reference into the Plan with respect to grants of options to Non-Employee Directors.

16. APPLICABLE LAW

      The law of the State of California will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.



                                       1O.